Exhibit IV

PRESS RELEASE

Polygon Investment Partners LLP ("Polygon") announces today that in light of British Energy plc's recent shareholder circulars, including with regard to the Company's intention to delist and sell its assets, Polygon has agreed to vote the Ordinary Shares of British Energy owned by it against the proposed resolutions at the requisitioned Extraordinary General Meeting and not to further oppose the restructuring. The Bondholders and British Energy have agreed to stop all outstanding legal actions against Polygon.

In the circumstances, Polygon believes that there is no commercial logic in proceeding with the EGM or supporting the proposed resolutions.